UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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KRONOS INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:
Reg. § 240.14a-101.
SEC 1913 (3-99)

KRONOS INCORPORATED
297 Billerica Road
Chelmsford, Massachusetts 01824

December 20, 2002

Dear Stockholder:

We cordially invite you to attend our 2003 Annual Meeting of Stockholders, which will be held at 10:00 a.m. on Thursday, February 6, 2003 at the offices of the Company, 297 Billerica Road, Chelmsford, Massachusetts 01824.

At this meeting you are being asked to (i) elect three Class II Directors, (ii) approve the adoption of the Company’s 2003 Employee Stock Purchase Plan, (iii) ratify the selection of Ernst & Young LLP as independent auditors for the Company for the 2003 fiscal year.

Please read the enclosed Proxy Statement, which describes the nominees for Director and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

We hope you will join us on February 6 for our Annual Meeting, but we know that every stockholder will not be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

Sincerely,

MARK S. AIN
Chief Executive Officer and Chairman

KRONOS INCORPORATED
297 Billerica Road
Chelmsford, Massachusetts 01824

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

February 6, 2003

Notice is hereby given that the Annual Meeting of Stockholders of Kronos Incorporated (the “Company”) will be held at the offices of the Company, 297 Billerica Road, Chelmsford, Massachusetts 01824, on Thursday, February 6, 2003 at 10:00 a.m. for the following purposes:

1.  To elect three Class II Directors for the ensuing three years.

2.  To approve the adoption of the Company’s 2003 Employee Stock Purchase Plan, as set forth in the accompanying Proxy Statement under “Approval of 2003 Employee Stock Purchase Plan.”

3.  To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the 2003 fiscal year.

4.  To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

Only stockholders of record at the close of business on December 9, 2002 will be entitled to notice of and to vote at the Annual Meeting and any and all adjourned sessions thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors,

PAUL A. LACY,
Clerk

Chelmsford, Massachusetts
December 20, 2002

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

KRONOS INCORPORATED
297 Billerica Road
Chelmsford, Massachusetts 01824

Proxy Statement for the Annual Meeting of Stockholders
To Be Held on February 6, 2003

The enclosed proxy is being solicited on behalf of the Board of Directors (the “Board”) of Kronos Incorporated (“Kronos” or the “Company”) for use at the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company, 297 Billerica Road, Chelmsford, Massachusetts 01824, on Thursday, February 6, 2003 at 10:00 a.m. and at any and all adjourned sessions thereof.

A proxy may be revoked by a stockholder, at any time before it is voted, by (i) returning to the Company another properly signed proxy bearing a later date, (ii) otherwise delivering a written revocation to the Clerk of the Company, or (iii) attending the Annual Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed proxy properly executed and returned, and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

The expense of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers and regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and personal interviews from brokerage houses and other stockholders. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies and will pay the firm a fee of $6,000 plus expenses. The Company will also reimburse brokers and other persons for their reasonable charges and expenses incurred in forwarding soliciting materials to their principals.

The Annual Report of the Company for the fiscal year ended September 30, 2002, is being mailed to the Company’s stockholders with this Notice and Proxy Statement on or about December 20, 2002.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Treasurer, Kronos Incorporated, 297 Billerica Road, Chelmsford, Massachusetts 01824.

Voting Securities and Votes Required

On December 9, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 19,731,771 shares of common stock of the Company, $.01 par value per share (“common stock”). Each share is entitled to one vote.

The holders of a majority of the number of shares of common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented and properly cast on a matter is required for the adoption of the 2003 Employee Stock Purchase Plan (the “2003 Plan”), and the ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors for the current fiscal year.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to the beneficial ownership of the common stock as of September 30, 2002 (except as otherwise indicated) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” below and (iv) all Directors and executive officers of the Company as a group.

The number of shares beneficially owned by each Director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares, which the individual has the right to acquire within 60 days after September 30, 2002 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding#
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,480,200	(1)(5)	12.7%

Liberty Wanger Asset Management, L.P. and WAM Acquisition, GP, Inc. 227 W. Monroe Street, Suite 3000 Chicago, Illinois 60606	2,269,650	(2)(3)	11.6%

Liberty Acorn Trust 227 W. Monroe Street, Suite 3000 Chicago, Illinois 60606	1,497,200	(3)(2)	7.7%

Barclays Global Investors, N.A. and Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	1,247,638	(4)	6.4%

T. Rowe Price Small Cap Stock Fund, Inc. 100 East Pratt Street Baltimore, MD 21202	1,030,000	(5)(1)	5.3%

Mark S. Ain*	582,619	(6)(7)	3.0%

W. Patrick Decker*	50,520	(7)	†

Richard J. Dumler*	14,749	(7)	†

David B. Kiser*	900	(9)	†

D. Bradley McWilliams*	261,809	(7)	1.3%

Lawrence Portner*	14,562	(7)	†

Samuel Rubinovitz*	16,875	(7)	†

Paul A. Lacy	87,014	(7)	†

Aron J. Ain	81,000	(7)	†

Peter George	52,658	(7)	†

James Kizielewicz	41,198	(7)	†

All Directors and executive officers as a group (14 persons)	1,317,368	(8)	6.4%

#
Based upon 19,545,890 shares of common stock outstanding as of September 30, 2002. Common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2002 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

*	Director of the Company
†	Less than 1% of the shares of common stock outstanding
(1)
The share number represents an aggregate of 2,480,200 shares of common stock owned by various individuals and institutional investors (including 1,030,000 shares owned by T. Rowe Price Small Cap Fund, Inc.), as to which T. Rowe Price Associates, Inc. (‘Price Associates’) serves as investment advisor with power to direct investments and/or vote the securities. Price Associates has sole dispositive power for 2,480,200 shares and sole voting power for 433,200 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. See also footnote (5).

(2)
The share number represents an aggregate of 2,269,650 shares of common stock owned by entities (including 1,497,200 shares owned by Liberty Acorn Trust) – as to which Liberty Wanger Asset Management, L.P. (“WAM”) acts as investment advisor. WAM has shared voting authority and dispositive power with respect to these shares of common stock in its capacity as investment advisor to these entities. Also reflects beneficial ownership of WAM Acquisition GP, Inc., which as the general partner of WAM, owns 1% of WAM. See also footnote (3) below.

(3)	Liberty Acorn Trust, an Investment Company, shares voting authority and dispositive power over these shares of common stock with WAM, its investment advisor. See also footnote (2) above.
(4)
Barclays Global Investors NA (“BGI”) is an investment management firm for large institutional clients. BGI and Barclays Global Fund Advisors (“BGFA”) had holdings of 1,247,638 shares of which they had sole voting power with respect to an aggregate of 1,218,788 shares and sole dispositive power with respect to 1,247,638 shares.

(5)	T. Rowe Price Small Cap Fund, Inc. has sole voting power over these shares. Price Associates, its investment advisor, has sole dispositive power over these shares. See also footnote (1) above.
(6)
Mr. Mark Ain’s address is c/o Kronos Incorporated, 297 Billerica Road, Chelmsford, MA 01824. Includes nine shares held by Mr. Ain’s son. Mr. Ain disclaims beneficial ownership of these shares held by his son.

(7)
Includes the following shares of common stock issuable upon the exercise of outstanding stock options which may be exercised within 60 days after September 30, 2002: Mr. Mark Ain: 161,250; Mr. Decker: 41,062 Mr. Dumler: 5,062; Mr. McWilliams: 5,062; Mr. Portner: 5,062; Mr. Rubinovitz: 3,375; Mr. Aron Ain: 77,625; Mr. Lacy: 77,625; Mr. George: 46,125: Mr. Kizielewicz: 39,000.

(8)
Includes 556,185 shares of common stock issuable upon the exercise of outstanding stock options held by executive officers and Directors of the Company that may be exercised within 60 days after September 30, 2002.

(9)	Includes 100 shares held by Mr. Kiser’s wife.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Restated Articles of Organization and Amended and Restated By-Laws provide for the classification of the Board into three classes, as nearly equal in number as possible. The Class I, Class II and Class III Directors are currently serving until the annual meeting of stockholders to be held in 2005, 2003 and 2004, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a full term of three years to succeed those whose terms are expiring.

The Board has fixed the number of Directors at seven and the number of Class II Directors at three. There are currently two Class I Directors, three Class II Directors and two Class III Directors. The Board appointed Mr. David Kiser as a Class II Director in October 2002.

Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as Class II Directors for a term of three years expiring at the 2006 annual meeting of stockholders and until their respective successors are duly elected and qualified.

The nominees, as identified below, are currently serving as Directors of the Company, and each of them have indicated their willingness to serve, if elected. All the candidates were nominated for election by the Nominating Committee of the Board. If any of the nominees should become unavailable, the enclosed proxy may be voted for a substitute nominee designated by the Board, unless instructions are given to the contrary. The Board has no reason to believe that any of the nominees will become unavailable.

The following table sets forth the name, age, length of service as a Director of each member of the Board, including the nominees for Class II Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for at least the past five years and the names of other publicly-held companies of which he serves as a Director. Information with respect to the number of shares of common stock beneficially owned by each Director, directly or indirectly, as of September 30, 2002, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Other than Mr. Mark Ain, our Chief Executive Officer and Chairman, and Mr. Aron Ain, our Executive Vice President and Chief Operating Officer, who are brothers, there are no family relationships among any of the directors, nominees for directors and executive officers of the Company.

Nominees for Class II Directors
Term Expiring in 2006

Mark S. Ain, 59
Chief Executive Officer, Chairman of the Board and Director

Mark S. Ain, a founder of the Company, has served as Chief Executive Officer, Chairman of the Board and a Director of the Company since its organization in 1977. He also served as President from 1977 through September 1996. From 1974 to 1977, Mr. Ain operated his own consulting company, providing strategic planning, product development and market research services. From 1971 to 1974, he was associated with a consulting firm. From 1969 to 1971, Mr. Ain was employed by Digital Equipment Corporation both in product development and as Sales Training Director. He received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the University of Rochester. Mr. Ain is a director of KVH Industries, Inc., a manufacturer of navigation and satellite communications equipment, Park Electrochemical Corporation, a manufacturer of electronic materials used to fabricate printed circuit boards and semiconductor packages, and LTX Corporation, a manufacturer of instruments used to test semiconductor devices. Mr. Ain is the brother of Aron J. Ain, Executive Vice President and Chief Operating Officer of the Company.

W. Patrick Decker, 55
Director

W. Patrick Decker has served as a Director since 1997. From October 1996 until April 2002, Mr. Decker served as President and Chief Operating Officer of the Company. Previously, he served as Vice President, Marketing and Field Operations of the Company from 1982 until October 1996. From 1981 to 1982, Mr. Decker was General Manager at Commodore Business Machines, Inc.- New England Division, a personal computer manufacturer. From 1979 to 1980, Mr. Decker was a National Sales Manager for the General Distribution Division of Data General Corporation, a computer company. Mr. Decker is a director of MatrixOne, Inc., a provider of internet based product collaboration solutions.

David B. Kiser, 55
Director

David B. Kiser was appointed as a Director of the Company in October 2002. Mr. Kiser is an independent management consultant and investor. From 1992 until 1996, he served as Chairman of the Board and CEO of Gradient Corporation, an environmental consulting firm. From 1978 to 1984, he served as partner and director of Cambridge Research Institute, Inc., a general management healthcare consulting firm. Mr. Kiser previously served as a Director of the Company from 1989 until January 1997.

Class III Directors
Terms Expiring in 2004

Richard J. Dumler, 60
Director

Richard J. Dumler has served as a Director of the Company since 1982. Mr. Dumler joined Milestone Venture Partners II L.P., a venture capital partnership, as a general partner in January 2002. Mr. Dumler has also served as a general partner of Lambda Management, L.P., a venture capital investment company, since 1983 and as Vice President of Lambda Fund Management Inc., an investment management company, since 1990. He served as First Vice President of Drexel, Burnham, Lambert, Inc. from 1983 to 1990.

Samuel Rubinovitz, 72
Director

Samuel Rubinovitz has served as a Director of the Company since 1985 and as lead Director since August 2002. From 1989 until April 1996, he was a director of PerkinElmer, Inc., a diversified manufacturer of scientific instruments and electronic, optical and mechanical equipment. In January 1994, Mr. Rubinovitz retired from his position as Executive Vice President of PerkinElmer, a position he had held since 1989. From 1986 to 1989, he was Senior Vice President of PerkinElmer. Mr. Rubinovitz is a director of the following three companies: Richardson Electronics, Inc., a manufacturer and distributor of electron tubes and semiconductors; KLA-Tencor Technology, a subsidiary of KLA-Tencor Corporation, a manufacturer of high performance instrumentation used in the processing and inspection of semiconductors; and LTX Corporation.

Class I Directors
Terms Expiring in 2005

D. Bradley McWilliams, 60
Director

D. Bradley McWilliams has served as a Director of the Company since 1993. From 1982 to 1995, Mr. McWilliams held the position of Vice President of Cooper Industries Ltd., a world-wide manufacturer of electrical products, tools and hardware. In 1995, Mr. McWilliams was named Senior Vice President and Chief Financial Officer of Cooper Industries Ltd.

Lawrence Portner, 66
Director

Lawrence Portner has served as a Director of the Company since 1993. Mr. Portner held the position of Vice President of Software Engineering for Data General Corporation from June 1992 to December 1994 and served as a consultant to Data General from 1988 to June 1992. Prior to that time, Mr. Portner held the position of Vice President and General Manager of Research and Development of Apollo Computer from 1983 to 1986. From 1963 to 1983, Mr. Portner served in various capacities at Digital Equipment Corporation, most recently as Vice President of Strategic Planning.

Director Compensation

Each Director who is not a full-time employee of the Company receives a quarterly retainer of $1,000 for his services as a Director, $2,000 for each Board meeting attended, and $1,000 for each committee meeting attended that is not held on the same day as a Board meeting. In addition, the Director who serves as the chairman of the Compensation Committee receives a quarterly retainer of $500. The chairman of the Audit Committee receives a quarterly retainer of $1,500 and each member of the Audit Committee receives $500 quarterly. The Company also reimburses expenses incurred by non-employee Directors to attend Board and committee meetings. Each non-employee Director generally receives an annual stock option grant to purchase 4,500 shares of common stock at a price equal to fair market value on the date of grant, so long as that Director owns a minimum of 4,500 shares of common stock of the Company. On February 25, 2002, each of Messrs. Dumler, Rubinovitz, McWilliams and Portner was awarded a stock option to purchase 4,500 shares of common stock at an exercise price of $44.00 per share. On October 2, 2001, Mr. Decker was awarded a stock option to purchase 12,000 shares of common stock at an exercise price of $26.65 per share. On November 14, 2002, in connection with his appointment to the Board, Mr. Kiser was awarded a stock option to purchase 4,500 shares of common stock at an exercise price of $39.50 per share.

Board of Directors and Committees

During the Company’s fiscal year ended September 30, 2002, the Board of the Company held a total of six meetings. Each Director attended at least 75% of the total number of meetings of the Board and all committees on which he served.

The Company has a standing Audit Committee of the Board (the “Audit Committee”), which, among other things, recommends independent auditors, reviews with the independent auditors the scope and results of the audit, monitors the Company’s financial policies and internal control procedures and reviews and monitors the provision of non-audit services by the Company’s auditors. During the fiscal year ended September 30, 2002, the members of the Audit Committee were Messrs. McWillams (chair), Dumler and Rubinovitz. The Audit Committee met four times during the fiscal year ended September 30, 2002.

The Company has a standing Compensation and Stock Option Committee of the Board (the “Compensation Committee”), which reviews and recommends salaries, bonuses and other compensation for the Company’s officers. The Compensation Committee is also responsible for administering the Company’s equity incentive programs. During the fiscal year ended September 30, 2002, the members of the Compensation Committee were Messrs. Rubinovitz (chair), Dumler and Portner. The Compensation Committee met five times during the fiscal year ended September 30, 2002.

The Company has a standing Nominating Committee of the Board (the “Nominating Committee”), which nominates candidates for election to the Board and to fill vacancies in the Board. The Nominating Committee was formed in February 2002 and met one time during the past calendar year. The members of the Nominating Committee are Messrs. Dumler (chair) and McWilliams.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Rubinovitz (chair), Dumler and Portner. No member of the Compensation Committee was at any time during the past fiscal year, or prior to that time, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. No executive officer of the Company has served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a Director of or member of the Compensation Committee of the Company.

REPORT OF AUDIT COMMITTEE

The Audit Committee is composed of three independent Directors, Messrs. McWilliams, Dumler and Rubinovitz, and acts pursuant to a written charter adopted in May 2000. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the Company’s financial statements and the quality and integrity of the reporting process, including the system of internal controls. The Company’s independent auditors, Ernst & Young, are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report with both management and the independent auditors. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plan of Ernst & Young’s audit. In addition, it met with the independent auditors, with and without management present, to discuss the results of Ernst & Young’s examination, the evaluation of the Company’s system of internal controls, the overall quality of the Company’s financial reporting and such other matters as are required to be discussed under generally accepted auditing standards.

The Audit Committee has discussed with Ernst & Young that firm’s independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The Audit Committee has also considered the compatibility of nonaudit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the reappointment of the Company’s independent auditors.

In addition, the Audit Committee has discussed and reviewed with Kronos’ legal and accounting advisors the new legal and regulatory rules under the recently enacted Sarbanes-Oxley Act of 2002 and related proposed SEC and Nasdaq rules.

By the Audit Committee of the Board of Directors:

D. Bradley McWilliams, Audit Committee Chair
Richard J. Dumler, Audit Committee Member
Samuel Rubinovitz, Audit Committee Member

REPORT OF COMPENSATION COMMITTEE

Introduction

The Company’s compensation program for executive officers is administered by the Compensation Committee, which is composed of three non-employee, independent members of the Board, Messrs. Rubinovitz, Dumler and Portner. The Compensation Committee, which held five meetings during fiscal year 2002, is responsible for establishing and administering the policies that govern both annual compensation and equity ownership. It administers the Company’s stock option plans, recommends to the Board the annual salaries and bonuses of the Company’s executive officers and makes recommendations to the Board with regard to the adoption of any new employee stock benefit plans.

The Company’s executive compensation program reflects input from the Company’s Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The actions of the Compensation Committee are reported to the full Board of the Company.

Kronos believes it important that its stockholders understand the Company’s philosophy regarding executive compensation, and how this philosophy manifests itself in the Company’s various compensation plans.

Philosophy

All of Kronos’ compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior Company performance. Different programs are geared to short and longer term performance with the goal of increasing stockholder value over the long term.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because Kronos believes the performance of every employee is important to the success of the Company, it is mindful of the effect of its executive compensation and incentive programs on all employees.

The Compensation Committee believes that the compensation of Kronos’ executives should reflect their success in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for the Company’s stock. The Compensation Committee believes that the performance of Kronos’ executives in the management of the Company, considered in the light of general economic and specific company, industry and competitive conditions, should be the basis for the determination of executive compensation, bonuses and stock option awards. It believes executive compensation should not be based on the short-term performance of the Company’s stock, whether favorable or unfavorable, but rather that the price of the Company’s stock will, in the long-term, reflect the operating performance of the Company, and ultimately, the management of the Company by its executives. The Company seeks to have the long-term performance of the Company’s stock reflected in executive compensation through the Company’s stock option and other equity incentive programs.

Programs

Kronos currently has three major components to its executive compensation plans: salary, bonus and stock option and other equity incentive programs.

Salary

The Compensation Committee reviews each executive officer’s salary annually. In determining appropriate salary levels for executives, the Compensation Committee primarily takes into account salary compensation at comparably sized companies in the electronics and software industries. To track this, the Compensation Committee relies on salary surveys conducted by third parties and its own knowledge of compensation at companies in the greater Boston metropolitan area.

The Compensation Committee’s goal is to establish base salary compensation in the upper half of the range of salaries for executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success, but not at the highest levels. The Company believes this gives it the opportunity to attract and retain talented managerial employees both at the level of Vice President and below. At the same time, this level of salary allows the Company to have a bonus plan based on performance without raising executive compensation beyond levels which the Company believes are appropriate.

Bonus

Kronos’ cash bonus plan is designed to reward its executives for the achievement of shorter-term Company financial goals, principally increases in the Company’s pre-tax income. The Company’s philosophy is to reward its executives as a group if the Company’s goals are achieved. The bonus payable for fiscal 2002 ranged from 10% to 60% of base salary, depending on the achievement of financial goals, including the level of pre-tax income achieved by the Company.

The Company believes this level of award strikes the right balance between incentive and reward, without offering undue incentives to management to make short-term decisions that could be harmful to the Company in the long run. Early in the Company’s fiscal year, the Compensation Committee sets guidelines for the awards based upon achievement of financial goals, including the level of pre-tax income, and based upon its own assessment of the ability of the Company to achieve the Company’s annual financial plan, in light of economic conditions and other factors. It is the general philosophy of the Compensation Committee that management be rewarded for their performance as a team in the attainment of these goals, rather than individually.

While the cash bonus plan is based on the attainment of certain financial goals, awards under the plan for any individual or the officers as a group are entirely at the discretion of the Compensation Committee, which may choose to award the bonus or not, in light of all relevant factors after completion of the Company’s fiscal year.

Stock Option and Equity Incentive Programs

The Company intends that its stock option program be its primary vehicle for offering long-term incentives and rewarding its executives and key employees. Kronos believes that the granting of stock options is the compensation mechanism that works most effectively to align the interests of the Company’s management and stockholders. The goal of the program has been to enable members of the program to participate in the success of the Company commensurate with their contributions. Kronos desires that its executives achieve a meaningful equity stake in the Company through their participation in the option program.

Much has been written about the value of stock options at the time they are granted. In Kronos’ case, in order to make their past options valuable, members of management worked over an extended period of time to build the Company, the success of which at the time the options were granted was hardly assured. Given the price earnings multiple of Kronos stock, management will have to achieve substantial ongoing earnings growth for their options to have meaningful value. This also is not assured and will require dedication and effort similar to that put forth in the past. Kronos seeks to ensure this continued dedication and effort through continuing grants of stock options.

Stock options are granted to key employees based upon prior performance, the importance of retaining their services for the Company and the potential for their performance to help the Company attain its long-term goals. There is no set formula for the award of options to individual executives or employees. Stock options are generally granted annually in conjunction with the Compensation Committee’s formal review of the individual performance of its key executives, including its Chief Executive Officer, and their contributions to the Company.

In the past, Kronos has annually granted options to purchase between 2% and 6% of the Company’s outstanding shares on a fully-diluted basis. Of this amount, approximately half have been granted to the Company’s executive officers and key managers, and the balance to other key employees. In aggregate, the named executive officers received options to acquire 231,000 shares or 25.3% of the total options granted in fiscal 2002. The Compensation Committee currently expects to continue this general practice.

In connection with the Company’s equity incentive plan, participants may use shares to exercise their options or to pay taxes at the applicable statutory minimum rate on nonstatutory options. The purpose of this program is to encourage the officers to hold rather than sell their Kronos shares.

The Employee Stock Purchase Plan is designed to appeal primarily to non-executive Kronos employees and is not intended to be a meaningful element in executive compensation.

Summary of Compensation of Chief Executive Officer

In fiscal year 2002, Mark S. Ain, the Company’s Chief Executive Officer, received a salary of $456,750 and bonus compensation of $236,600. In deciding whether or not bonus compensation would be paid for fiscal year 2002, the Compensation Committee reviewed whether certain of the Company’s financial goals established at the beginning of fiscal year 2002 had been attained. On October 7, 2002, Mr. Ain was granted a nonstatutory option to purchase 60,000 shares of common stock at a price of $24.86 per share, the fair market value on the date of the grant, based on Mr. Ain’s performance in fiscal year 2002. This option vests and becomes exercisable at the rate of 15,000 shares per year, beginning on the first anniversary date of the grant and each one year anniversary thereafter for the ensuing three years. In determining the number of shares covered by the options granted to Mr. Ain, the Compensation Committee evaluated Mr. Ain’s prior performance, the importance of retaining his services for the Company, and his potential to help the Company attain its long-term goals.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s Chief Executive Officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee periodically reviews the potential consequences of Section 162(m) and may structure the performance-based portion of this executive compensation to comply with certain exemptions in Section 162(m). However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when the Compensation Committee believes that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

By the Compensation Committee of the Board of Directors:

Samuel Rubinovitz, Compensation Committee Chair
Richard J. Dumler, Compensation Committee Member
Lawrence Portner, Compensation Committee Member

Executive Compensation

Summary Compensation.    The following table sets forth certain information with respect to the annual and long term compensation of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers during the three fiscal years ended September 30, 2000, 2001 and 2002 who were serving as executive officers on September 30, 2002 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation(1)				Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compen-sation($)	Awards Securities Underlying Options(#)	All Other Compensation ($)(2)
Mark S. Ain	2002	$456,750	$236,600	—	69,000	$2,000
CEO and Chairman	2001	428,000	192,600	—	45,000	2,000
	2000	401,538	—	—	75,000	2,000

Paul A. Lacy	2002	256,377	143,000	—	45,000	2,000
Exec. V.P. and Chief Financial and	2001	225,000	101,250	—	33,000	2,000
Administrative Officer	2000	211,812	—	—	33,000	2,000

Aron J. Ain	2002	256,377	143,000	—	45,000	2,000
Exec. V.P. and Chief	2001	225,000	101,250	—	33,000	2,000
Operating Officer	2000	211,812	—	—	33,000	2,000

Peter C. George	2002	241,147	127,400	—	36,000	2,000
V.P., Engineering	2001	225,000	101,250	—	22,500	2,000
and Chief Technology Officer(3)	2000	216,831	—	—	21,000	2,000

James Kizielewicz	2002	238,383	127,400	—	36,000	2,000
V.P., Marketing	2001	204,000	91,800	—	22,500	2,000
and Corporate Strategy	2000	192,738	—	—	13,500	2,000

(1)
In accordance with the rules and regulations of the SEC, other compensation in the form of perquisites and other personal benefits have been omitted in instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each Named Executive Officer.

(2)	Amounts shown represent matching contributions made by the Company to its 401(k) Savings Plan on behalf of the Named Executive Officers.
(3)	Mr. George was elected as an executive officer on February 7, 2002

Option Grants and Exercises

The following tables summarize option grants and exercises during the fiscal year ended September 30, 2002 to the Named Executive Officers and the value of the options held by such persons at the end of fiscal year 2002.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Sh) (3)	Expiration Date
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name					5%($)	10%($)
Mark S. Ain	60,000	6.6%	$26.65	04/02/06	$393,184	$859,151
	9,000	1.0%	44.00	08/25/06	97,374	212,773

Paul A. Lacy	37,500	4.1%	26.65	04/02/06	245,740	536,969
	7,500	0.8%	44.00	08/25/06	81,145	177,310

Aron J. Ain	37,500	4.1%	26.65	04/02/06	245,740	536,969
	7,500	0.8%	44.00	08/25/06	81,145	177,310

Peter C. George	30,000	3.3%	26.65	04/02/06	196,592	429,575
	6,000	0.7%	44.00	08/25/06	64,916	141,849

James Kizielewicz.	30,000	3.3%	26.65	04/02/06	196,592	429,575
	6,000	0.7%	44.00	08/25/06	64,916	141,849

(1)	Each option vests in four equal annual installments commencing one year from the date of grant.
(2)	Based on an aggregate of 914,825 shares subject to options granted to employees of the Company in fiscal 2002.
(3)	The exercise price of each option was equal to the fair market value of the Company’s common stock on the date of grant as reported by The Nasdaq National Market®.
(4)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date [and are shown net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares.] Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionholder’s continued employment with the Company through the option vesting period and the date on which the options are exercised.

The following table sets forth information with respect to options to purchase the Company’s common stock granted to Named Executive Officers, including (i) the number of shares of common stock purchased upon exercise of options during the fiscal year ended September 30, 2002; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding as of September 30, 2002; and (iv) the value of such unexercised options as of September 30, 2002:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(2)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Mark S. Ain	146,250	$5,106,397	99,375/157,125	$660,431/314,044
Paul A. Lacy	33,300	1,025,046	45,000/93,000	275,910/160,830
Aron J. Ain	34,200	1,035,738	45,000/93,000	275,910/160,830
Peter C. George	22,500	696,827	29,062/67,688	188,519/142,148
James Kizielewicz	25,313	562,002	12,375/73,125	100,969/136,181

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
(2)	Based on the fair market value of the common stock on September 30, 2002 ($24.63), the last day of the Company’s 2002 fiscal year, less the option exercise price.

Employment Contracts and Retention Agreements

Kronos currently has no employment contracts with any of its employees, including those executives named in the Summary Compensation Table. In October 2000, Kronos adopted and entered into retention agreements with each of the executives named in the Summary Compensation Table, with the exception of Mr. George, with whom Kronos entered into a retention agreement in February 2002. Under these agreements, each executive is eligible to receive, if his or her employment with Kronos is terminated by the Company for reasons other than for cause (as defined in the retention agreement) or by the executive for good reason (as defined in the retention agreement), within 12 months following a change in control of Kronos, a cash payment equal to three times the sum of the executive’s highest base salary (or in the case of Mr. George, a cash payment equal to one times his highest base salary) and highest bonus, received in any year for the five-year period prior to such change in control. The executive has the option to receive this cash payment in one lump sum or in 36 equal monthly installments. Except with respect to Mr. George, in the event an executive’s termination occurs after 12 months following a change in control, the executive is eligible to receive a cash payment equal to two times the sum of the executive’s highest base salary and highest bonus, received in any year for the five-year period prior to the change in control. The retention agreements also provide that the Company will continue to provide benefits to the executives for a period of one year after the date of his or her termination.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total stockholder return on the Company’s common stock with the cumulative return of (i) the Nasdaq Stock Market—U.S. Index (the “Nasdaq Composite Index”), and (ii) the S&P500 Info Technology – Price Index during the five-year period ended September 30, 2002. The graph assumes the investment of $100 in the Company’s common stock, the Nasdaq Composite Index and the S&P500 Info Technology – Price Index and assumes dividends are reinvested. Measurement points are the last days of the Company’s fiscal years ended September 30, 1998, 1999, 2000, 2001 and 2002 and the last trading days of each of the other months in the Company’s 1998, 1999, 2000, 2001 and 2002 fiscal years.

The stock performance graph included in the Company’s prior year proxy statement included a comparison of the Company’s stock performance with that of the JP Morgan H&Q Technology Index (“JP Morgan Index”). The JP Morgan Index is no longer available and therefore the Company has substituted the S&P500 Info Technology—Price Index in lieu of the JP Morgan Index for purposes of the stock performance graph above.

PROPOSAL II

APPROVAL OF 2003 EMPLOYEE STOCK PURCHASE PLAN

On October 31, 2002, the Board adopted, subject to stockholder approval, the 2003 Plan. The 2003 Plan is intended to replace the Company’s 1992 Employee Stock Purchase Plan (the “1992 ESPP), which expires by its terms on June 30, 2003. Up to 750,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be made available for sale under the 2003 Plan.

The Board believes that the 2003 Plan is an important vehicle for providing interested employees, who meet certain eligibility requirements, to acquire an interest in the future of the Company. Accordingly, the Board believes that the adoption of the 2003 Plan is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the 2003 Plan and the reservation of 750,000 shares of common stock for issuance thereunder.

Description of the 2003 Plan

The following is a brief summary of the 2003 Plan and this summary is qualified in its entirety by reference to the 2003 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

General

The 2003 Plan provides a method by which eligible employees of the Company and certain of its subsidiaries may use voluntary payroll deductions to purchase shares of common stock of the Company. The 2003 Plan is administered by the Compensation Committee of the Board, which has the authority to make, administer and interpret the regulations, in its sole discretion.

Participation

Participation in the 2003 Plan is voluntary and is available to all eligible employees who (i) work for the Company or any designated subsidiary more than twenty hours per week and for more than five months in the calendar year and (ii) are employees of the Company or any designated subsidiary on the first day of the applicable Plan Period (as defined below). Employees who own or are deemed to own 5% or more of the total combined voting power or value of all classes of stock of Kronos or its subsidiaries may not participate.

In every twelve-month period, there are two offerings to employees to purchase stock under the 2003 Plan and each offering will remain open for a six-month period (“Plan Period”). The Plan Periods will begin on February 15th and August 15th of each calendar year. Prior to the commencement of each Plan Period, eligible employees may elect to participate in the 2003 Plan by authorizing payroll deductions ranging in amount from 2% to a maximum of 10% of their compensation as contributions to the 2003 Plan.

On the first day of each Plan Period the participants in the 2003 Plan are granted an option to purchase shares of common stock on the last business day of that Plan Period. Employees who are active participants in the 2003 Plan on the last day of the Plan Period are deemed to have exercised their options. The option price is equal to 85% of the closing price of the Company’s common stock on the lower of (i) the first day of the Plan Period and (ii) the last day of the Plan Period. In no event may an employee acquire more than $25,000 of the Company’s common stock in any calendar year (determined at the first business day of each Plan Period).

Employees may withdraw from the 2003 Plan at any time during the Plan Period, provided that the employee notifies the Company at least 20 business days before the end of the period. Any employee whose employment with Company terminates during the Plan Period ceases to be eligible to participate in the 2003 Plan. In each of these cases, the balance in the employees’ payroll deductions will be refunded and their stock options cancelled. The Company will not pay interest on any payroll deductions held by the Company pursuant to the 2003 Plan.

All awards are non-transferable except in the case of death. Participants may designate in writing the beneficiary who is to receive any stock and/or cash credited to the participant under the 2003 Plan in the event of the participant’s death.

Plan Benefits

As of December 6, 2002 approximately 2,100 persons were eligible to participate in the 2003 Plan, including six of the Company’s executive officers. Participation in the 2003 Plan is voluntary and the Company cannot now determine the number of options (and the resulting number of shares of common stock to be issued upon exercise of such options) to be granted in any Plan Period to any particular employee.

On December 6, 2002, the last reported sale price of the Company’s common stock on The Nasdaq National Market® was $43.41.

Adjustment for Changes in Common Stock

In the event of a subdivision of the outstanding shares of common stock, or the payment of a dividend in common stock, the number of shares approved for the 2003 Plan and the related share limitations shall be increased proportionately. In the event of any other change affecting the common stock, the Board shall make any adjustment it deems equitable to give proper effect to such event.

Merger and Consolidation

In the event of a merger or consolidation in which the stockholders of the Company prior to such transaction continue to hold at least 80% of the capital stock of the Company after the transaction (“Continuity of Control”), the holder of each outstanding option will be entitled to receive the securities or property which a holder of common stock was entitled to receive at the time of the merger or consolidation.

In the event of a merger or consolidation which does not involve Continuity of Control or in the event of the sale of all or substantially all of the assets of the Company while unexercised options remain outstanding under the 2003 Plan, after the effective date of the transaction, on exercise of that option, each holder of an outstanding option will be entitled to receive shares of such stock or other securities as the holders of shares of common stock were entitled to receive; or all outstanding options may be cancelled by the Board prior to the transaction and all payroll deductions refunded to the participating employees; or all participating employees will be given notice of the right to exercise their option in full based upon the payroll deductions in their accounts as of a date to be determined by the Board and all remaining outstanding options may be cancelled by the Board on the effective date of the transaction.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the 2003 Plan and with respect to the sale of common stock acquired under the 2003 Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants.    In general, a participant will not recognize taxable income upon enrolling in the 2003 Plan or upon purchasing shares of common stock at the end of a Plan Period. Instead, if a participant sells common stock acquired under the 2003 Plan at a sale price that exceeds the price at which the participant purchased the common stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the common stock over the price at which the participant purchased the common stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

If the participant sells the common stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the “Grant Date”), then the participant will be taxed as follows. If the sale price of the common stock is higher than the price at which the participant purchased the common stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of: (i) fifteen percent of the fair market value of the common stock on the Grant Date and ii) the excess of the sale price of the common stock over the price at which the participant purchased the common stock.

Any further income will be long-term capital gain. If the sale price of the common stock is less than the price at which the participant purchased the common stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the common stock over the sale price of the common stock.

If the participant sells the common stock within one year after acquiring it or within two years after the Grant Date (a “Disqualifying Disposition”), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock on the date that it was purchased over the price at which the participant purchased the common stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the common stock over the fair market value of the common stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the common stock on the date that it was purchased over the sale price of the common stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the common stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the common stock for a shorter period.

Tax Consequences to the Company.    The offering of common stock under the 2003 Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of common stock acquired under the 2003 Plan will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Amendment or Termination of the 2003 Plan

The Board may at any time amend the 2003 Plan, except in the case where stockholder approval is required under Section 423 of the Code. The 2003 Plan may be terminated at any time by the Board. Upon termination of the 2003 Plan all amounts in the accounts of the participants will be refunded promptly.

EQUITY COMPENSATION PLAN INFORMATION
As of September 30, 2002

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders(1)	2,641,187	(2)	$23.18	2,027,842	(3)
Equity compensation plans not approved by shareholders	—		—	—
TOTAL	2,641,187		$23.18	2,027,842	(1)

(1)
Consists of the following Company equity compensation plans: 1992 Equity Incentive Plan (“1992 Plan”), 1992 Employee Stock Purchase Plan (“1992 ESPP”)and the 2002 Stock Incentive Plan (“2002 Plan”), each as amended and/or restated to date. Shares of common stock are available for issuance only under the 2002 Equity Incentive Plan.

(2)
Consists of 2,565,037 shares issuable under the 1992 Plan, and 76,150 shares issuable under the 2002 Plan. Excludes 403,992 shares issuable under the 1992 ESPP in connection with the current and future offering periods; such shares being included in column (c) of the table. This share number also excludes 750,000 shares of common stock issuable pursuant to the proposed 2003 Plan if approved by the stockholders at the Annual Meeting.

(3)
Includes 1,623,850 shares available for issuance under the 2002 Plan to the Company’s officers, directors, employees, consultants and advisors. Also includes 403,992 shares available for issuance under the 1992 ESPP to certain officers and employees of the Company in connection with the current and future offering periods.

PROPOSAL III

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young has served as the Company’s independent auditors since 1979. Although stockholder approval of the Board’s selection of Ernst & Young is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board will reconsider its selection of Ernst & Young.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board recommends a vote “FOR” the approval of Ernst & Young as the Company’s independent auditors for the fiscal year ending September 30, 2003.

Audit Fees

The aggregate audit fees billed by Ernst & Young for the annual audit for the fiscal year ended September 30, 2002 and for the reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q during the last fiscal year were $383,000.

Financial Information Systems Design and Implementation Fees

Ernst & Young did not render any professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended September 30, 2002.

All Other Fees

The aggregate fees billed by Ernst & Young for services rendered to the Company, other than services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended September 30, 2002 were $260,000. This included audit related services of $75,000 and nonaudit services of $185,000. Audit related services generally include fees for statutory audits, accounting consultations and SEC registration statements.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who are beneficial owners of more than ten percent of the Company’s common stock to file reports of ownership with the Securities and Exchange Commission. During Fiscal 2002, all filing requirements applicable to reporting persons were compiled with except for one late filing in August 2002 by Mr. Ain, CEO and Chairman, with respect to the exercise of an option in February 2002; and two late filings in January 2002 and March 2002 by Mr. Dumler, a Director of the Company, with respect to the cashless exercise of an option in November 2001 and February 2002, respectively.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the Company’s proxy statement may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of this proxy statement to any stockholder upon request by writing or calling Kronos at the following address or phone number: Kronos Incorporated, 297 Billerica Road, Chelmsford, Massachusetts 01824, Attention: Clerk or by calling (978) 250-9800. Any stockholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact Kronos at the above address and phone number.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2004 ANNUAL MEETING

Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy materials for its 2004 Annual Meeting of Stockholders must be received by the Clerk of the Company at the principal offices of the Company not later than August 12, 2003.

The Company’s Amended and Restated By-Laws also establish an advance notice procedure for stockholders who wish to nominate candidates for election as Directors. A notice regarding stockholder nominations for Director must be received by the Company at its principal offices not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event the date of the applicable annual meeting is not publicly announced by the Company by mail, press release or otherwise more than 70 days prior to the meeting, the notice must be received by the Company not later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination, all as set forth in the Amended and Restated By-Laws. The presiding officer of the meeting may refuse to acknowledge any Director nomination not made in compliance with such advance notice requirements. The Company has not publicly announced the date of the 2003 Annual Meeting prior to the mailing of this Notice and Proxy Statement. Accordingly, an appropriate notice from a stockholder regarding nominations for Director to be acted on at the 2003 Annual Meeting must be received by the Company within ten days of this mailing.

Proposals of stockholders intended to be presented at the Company’s 2004 Annual Meeting of Stockholders that are not submitted pursuant to Exchange Act Rule 14a-8 or are not stockholder nominations of candidates for election as Directors must be received by the Company not later than October 26, 2003. The persons designated in the Company’s proxy card will be granted discretionary authority with respect to any stockholder proposal not timely submitted to the Company.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors,

PAUL A. LACY,
Clerk

December 20, 2002

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

Kronos Incorporated
2003 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this Plan is to provide eligible employees of Kronos Incorporated (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.01 par value (the “common stock”), commencing on August 15, 2003. Seven hundred and fifty thousand (750,000) shares of common stock in the aggregate have been approved for this purpose. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1.    Administration.

The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive.

2.    Eligibility.

All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase common stock under the Plan provided that:

(a)  they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year;

(b)  they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any Designated Subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3.    Offerings.

The Company will make two annual offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin on February 15 and August 15 (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of common stock at the end of the Plan Period.

4.    Participation.

An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding an ESPP Election Form to the Company’s Human Resources Department at least 5 days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, the employee’s deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means gross wages including salary, bonus and commissions as reflected on the employee’s pay stub, excluding car allowances, reimbursement for relocation and business expenses, income or gains on the exercise of Company stock options or stock appreciation rights, gifts and awards.

5.    Deductions.

The Company will maintain payroll deduction accounts for all participating employees. An employee may authorize a payroll deduction (in whole percentages) of not less than 2% and not more than 10% of the Compensation he or she receives during the Plan Period. Any change in compensation during the Plan Period will result in an automatic corresponding change in the dollar amount withheld.

6.    Deduction Changes.

    An employee may not increase or decrease his or her payroll deduction during any Plan Period. However, an employee may increase or decrease his or her payroll deduction for a future Plan Period, by completing and forwarding an ESPP Election Form to the Company’s Human Resources Department at least 5 days prior to the applicable Offering Commencement Date.

7.    Interest.

    Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8.    Withdrawal of Funds.

    An employee may for any reason withdraw from participation in the Plan Period, provided that the employee notifies the Payroll Department 20 business days prior to the end of the Plan Period. Any balance accumulated in the employee’s account at the time of the withdrawal will be refunded to the employee. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions set forth in paragraph 4 above.

9.    Purchase of Shares.

    On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of common stock of the Company as does not exceed $12,500 of the fair market value of the common stock on the Exercise Date.

Notwithstanding the above, no employee may be granted an Option (as defined in Section 9) which permits the employee rights to purchase common stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such common stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

The purchase price for each share purchased will be 85% of the closing price of the common stock on (i) the first business day of such Plan Period or (ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be the closing price on any national securities exchange on which the common stock is listed. If no sales of common stock were made on such a day, the price of the common stock for purposes set forth above shall be the reported price for the preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of common stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of common stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10.    Establishment of Brokerage Account.

By enrolling in the Plan, each participating employee will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm to be approved by the Committee.

11.    Rights on Retirement, Death or Termination of Employment.

In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.    Optionees Not Stockholders.

Neither the granting of an Option to an employee nor the deductions from an employee’s pay shall constitute such employee a stockholder of the shares of common stock covered by an Option under this Plan until such shares have been purchased by and issued to the employee.

13.    Rights Not Transferable.

Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.    Application of Funds.

All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15.    Adjustment in Case of Changes Affecting Common Stock.

In the event of a subdivision of outstanding shares of common stock, or the payment of a dividend in common stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the common stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

16.    Merger.

If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the common stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of common stock, shares of such stock or other securities as the holders of shares of common stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to the participating employee’s account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17.    Amendment of the Plan.

The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval; (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code; and (c) no amendment may increase the aggregate number of shares of common stock made available under the Plan without the approval of the Company’s stockholders.

18.    Insufficient Shares.

In the event that the total number of shares of common stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

19.    Termination of the Plan.

This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20.    Governmental Regulations.

The Company’s obligation to sell and deliver common stock under this Plan is subject to listing on a national stock exchange or quotation on The Nasdaq National Market® (to the extent the common stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21.    Governing Law.

The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

22.    Issuance of Shares.

Shares may be issued upon exercise of an Option from authorized but unissued common stock, from shares held in the treasury of the Company, or from any other proper source.

23.    Notification upon Sale of Shares.

    Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24.    Withholding.

Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

25.    Effective Date and Approval of Shareholders.

The Plan shall take effect on August 15, 2003 subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors on October 31, 2002

KROCM-PS-03

                               KRONOS INCORPORATED

                  Proxy for the Annual Meeting of Stockholders
                         To Be Held on February 6, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Mark S. Ain and
Paul A. Lacy, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of Kronos
Incorporated (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be
held at the offices of the Company, 297 Billerica Road, Chelmsford,
Massachusetts on Thursday, February 6, 2003 at 10:00 a.m., or any adjourned sessions thereof. Each of the proposals contained in this proxy for approval by the Company's stockholders have been proposed by the Company, and none of the proposals contained in this proxy is conditioned upon the approval of any other proposal.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted
FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised.

--------------------------------------------------------------------------------
              PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign this proxy exactly as your name(s) appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

---------------------------------         --------------------------------------

---------------------------------         --------------------------------------

                               KRONOS INCORPORATED

         Dear Stockholder,

         Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

         Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

         Please mark the boxes on this proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

         Your vote must be received prior to the Annual Meeting of Stockholders of the Company on Thursday, February 6, 2003. Thank you in advance for your prompt consideration of these matters.

         Sincerely,
         Kronos Incorporated

                                   Detach Here

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

------------------------
  KRONOS INCORPORATED
------------------------

1.   To elect the following persons as Class II Directors
     (except as marked below):

        (01) Mark S. Ain
        (02) W. Patrick Decker
        (03) David B. Kiser

        For All Nominees [ ]      Withhold [ ]

        [ ]   --------------------------------------
              For all nominees except as noted above

2.   To approve adoption of the Company's 2003 Employee Stock Purchase Plan
     (the "2003 Plan").
        For [ ]      Against [ ]       Abstain [ ]

3.   To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2003 fiscal year.
        For [ ]      Against [ ]       Abstain [ ]

4.   To transact such other business as may properly come before the meeting or any and all adjourned sessions of the meeting.
        For [ ]      Against [ ]       Abstain [ ]

     Mark box at right if an address change or comment has been noted on the
     reverse side of this card.                                         [ ]

     Please be sure to sign and date this Proxy.

Signature:______________ Date:________ Signature:_________________ Date: _______